Exhibit 16.1

                              [BioMarin Letterhead]


June 11, 2002

Arthur Andersen LLP
101 2nd St., Suite 1100
San Francisco, CA 94105
Attn: Richard J. Blumenfeld

Gentlemen:

This is to inform you that BioMarin Pharmaceutical Inc. will no longer require the services of Arthur Andersen LLP. Our decision is based upon thorough consideration given to our current and future business needs.

A representative from KPMG LLC will be contacting you in the next few days to complete inquiries normal under the circumstances. In addition, please make arrangements to allow KPMG LLP access to your work papers related to your examinations of BioMarin's financial statements for the years ended December 31, 2001 and 2000, as well as tax work for those periods.

Please also send a letter to the Securities and Exchange Commission with a copy to BioMarin Pharmaceutical regarding the disclosure in Item 4 of Form 8-K relating to the change of independent accountants, a copy of which is attached for your review.

                                            Sincerely,
                                            BioMarin Pharmaceutical Inc.

                                            /s/ Fredric D. Price
                                            ----------------------------
                                            Fredric D. Price
                                            Chairman and Chief Executive Officer